Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Enters into Agreement to Sell Ord, Nebraska Ethanol Plant

OMAHA, Neb., Jan. 27, 2021 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE) today announced that its subsidiary, Green Plains Ord LLC, has entered into an asset purchase agreement with GreenAmerica Biofuels Ord LLC to sell its 65 million gallon ethanol plant located in Ord, Neb. for $64 million, plus working capital.

“The sale of our Ord, Nebraska plant is another step in our overall “fully funded” strategy to rapidly construct and implement our Ultra-High Protein production technology across our biorefining platform,” said Todd Becker, president and chief executive officer. “We believe this sale enables us to create additional value for our shareholders by efficiently deploying capital to support our transformation through technological advancements in proteins, sustainable corn oils and clean sugars acquired in the recently announced Fluid Quip Technologies transaction.”

Green Plains Ord LLC has also entered into an asset purchase agreement with Green Plains Partners LP and its affiliates (Partnership) to acquire the storage and transportation assets and the assignment of railcar leases associated with the Ord ethanol plant for $27 million, which will be utilized to pay down the Partnership’s debt. In addition, the storage and throughput services agreement will be amended to adjust the minimum volume commitment to 217.7 million gallons per quarter and to extend the maturity date by one year to June 30, 2029.

“We believe the value achieved from the sale of the Ord facility begins to demonstrate that we remain undervalued relative to the potential of our portfolio. As we execute on our total transformation strategy, adding additional innovative, sustainable and clean products produced at our biorefineries through the application of these technologies, we believe our value will continue to increase,” concluded Becker.

Green Plains will record a pre-tax gain of approximately $37 million related to the transaction. Both transactions are anticipated to close within the next 45 days. The purchase agreements are subject to customary closing conditions and contain ordinary and customary representations, warranties and indemnification obligations.

Ocean Park acted as the exclusive financial advisor to Green Plains and Sidley Austin LLP served as legal advisor to GreenAmerica Biofuels Ord LLC in connection with the transaction.

About GreenAmerica Biofuels Ord LLC

GreenAmerica Biofuels Ord LLC is a newly formed, wholly owned subsidiary of a privately-held energy company that has maintained significant investments in fuel distribution across North America.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include risks related to Green Plains’ ability to successfully complete the sale of the Ord, Nebraska ethanol plant to GreenAmerica Biofuels Ord LLC and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Green Plains Inc. Contacts

Investors: Phil Boggs | Senior Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com

Media: Leighton Eusebio | Manager, Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com

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